KEITH K. ZHEN, CPA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET - BROOKLYN, NY 11223 - TEL (347) 408-0693 - FAX (347) 602-4868 - EMAIL :KEITHZHEN@GMAIL.COM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 23, 2011

To the Board of Directors
China Du Kang Co., Ltd.

We hereby consent to the use of our report dated April 14, 2010, with respect to the consolidated financial statements of China Du Kang Co., Ltd. and subsidiaries, incorporated in the Registration Statement on Form 10 of China Du Kang Co., Ltd. to be filed the Securities and Exchange Commission on about March 24, 2011. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Truly yours,

/s/ Keith K. Zhen, CPA
Keith K. Zhen, CPA
Brooklyn, New York,